EXHIBIT 5.1

Opinion of Jones Walker L.L.P.

March 20, 2015

Board of Directors

The First Bancshares, Inc.

6480 U.S. Hwy. 98 West

Hattiesburg, Mississippi 39402

Gentlemen:

We have acted as counsel for The First Bancshares, Inc., a Mississippi corporation (the “Company”) in connection with the filing of its Registration Statement on Form S-3 filed with the United States Securities and Exchange Commission on or about the date hereof (the “Registration Statement”) for the registration by the Company under the Securities Act of 1933 (the “Act”) of up to $20,000,000.00 of shares of securities of the Company (the “Securities”).

The Securities are to be issued in connection with a public offering of the Securities on a delayed or continuous basis in accordance with the prospectus contained in the Registration Statement.

We have examined the articles of incorporation and the amendments thereto, bylaws, corporate minutes and other corporate records and proceedings of the Company relating to its organization and present corporate status and such other corporate records and documents as we have deemed relevant for purposes of this opinion.

Based on the foregoing, it is our opinion that the Securities, when issued and sold as described in the Registration Statement will be (i) as to common stock and preferred stock, legally issued, fully paid and non-assessable securities of the Company and (ii) as to any debt securities, depositary shares, purchase contracts, units, warrants or rights, binding obligations of the Company.

The law covered by the opinions expressed herein is limited to the law of the United States of America and of the State of Mississippi. We have expressed no opinions as to the law of any state other than the State of Mississippi. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus contained in the Registration Statement.

Sincerely,

/s/ Jones Walker L.L.P.

JONES WALKER L.L.P.